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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1 )*
                                            ---


                      AMERICAN HOME MORTGAGE HOLDINGS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   02660M108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |X|     Rule 13d-1(b)
                  |_|     Rule 13d-1(c)
                  |_|     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages


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CUSIP No.  02660M108

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Laifer Capital Management, Inc.
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                      (a)    |_|
                                                                      (b)    |_|
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

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                                       5      SOLE VOTING POWER
            NUMBER OF                         0
              SHARES               ---------------------------------------------
           BENEFICIALLY                6      SHARED VOTING POWER
            OWNED BY                          0
              EACH                 ---------------------------------------------
            REPORTING                  7      SOLE DISPOSITIVE POWER
             PERSON                           0
              WITH                 ---------------------------------------------
                                       8      SHARED DISPOSITIVE POWER
                                              0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  |_|


--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         CO, IA

--------------------------------------------------------------------------------


                               Page 2 of 5 pages

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Item 1.           (a)      Name of Issuer:
                           American Home Mortgage Holdings Inc.

                  (b)      Address of Issuer's Principal Executive Offices:
                           12 East 49th Street
                           New York, New York 10017

Item 2.           (a)      Name of Person Filing:
                           Laifer Capital Management, Inc.

                  (b)      Address of Principal Business Office or, if none,
                           Residence:
                           450 Seventh Avenue
                           New York, New York 10123

                  (c)      Citizenship:
                           Delaware

                  (d)      Title of Class of Securities:
                           Common Stock

                  (e)      CUSIP Number:
                           02660M108

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:


                  (a)     |_|       Broker or dealer registered under section
                                    15 of the Act (15 U.S.C. 78o).

                  (b)     |_|       Bank as defined in section 3(a)(6) of the
                                    Act (15 U.S.C. 78c).

                  (c)     |_|       Insurance company as defined in section
                                    3(a)(19) of the Act (15 U.S.C. 78c).

                  (d)     |_|       Investment company registered under section
                                    8 of the Investment Company Act of 1940 (15
                                    U.S.C. 80a-8).

                  (e)     |X|       Investment adviser in accordance
                                    with ss.240.13d- 1(b)(1)(ii)(E).


                  (f)     |_|       Employee benefit plan or endowment fund in
                                    accordance with ss. 240.13d-1(b)(1)(ii)(F).


                  (g)     |_|       Parent holding company or control person in
                                    accordance with ss. 240.13d-1(b)(1)(ii)(G).

                  (h)     |_|       Savings association as defined in Section
                                    3(b) of the Federal Deposit Insurance Act
                                    (12 U.S.C. 1813).

                  (i)     |_|       A church plan that is excluded from the
                                    definition of an investment company under
                                    section 3(c)(14) of the Investment Company
                                    Act of 1940 (15 U.S.C. 80a-3).

                  (j)     |_|       Group, in accordance
                                    with ss.240.13d-1(b)(1)(ii)(J).

                               Page 3 of 5 pages

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Item 4.           Ownership:

                    (a)     Amount Beneficially Owned:                         0

                    (b)     Percent of Class:                                  0

                    (c)     Number of Shares as to which the person has:

                            (i)      sole power to vote or direct the vote:    0

                            (ii)     shared power to vote or direct the vote:  0

                            (iii)    sole power to dispose or direct the
                                     disposition of:                           0

                            (iv)     shared power to dispose or direct the
                                     disposition of:                           0


Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following |X|.


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:
                  Not Applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                  Company:
                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:
                  Not Applicable

Item 9.           Notice of Dissolution of Group:
                  Not Applicable

Item 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                   SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             LAIFER CAPITAL MANAGEMENT, INC.


                                             BY:   /s/ Lance Laifer
                                                --------------------------------
                                                       Lance Laifer
                                                       President



Date:      February 14, 2001